Philip M. Hanley
                              Sr. Vice President & Chief Financial Officer
                              American General Finance, Inc.
                              812-468-5420



                     AMERICAN GENERAL FINANCE CORPORATION
                     ANNOUNCES THIRD QUARTER 1995 RESULTS

EVANSVILLE, IN OCTOBER 24, 1995. American General Finance Corporation reports net finance receivables increased $109 million in the third quarter to $8.4 billion at September 30, 1995. Internal growth was led by the real estate portfolio. Net income for the quarter was $56 million compared to $63 million for the third quarter of 1994. For the first nine months of 1995, net income was $182 million compared to $173 million for the same period in 1994. The 1995 earnings represent a return on equity of 17.2%.

The primary contributor to the lower earnings was a higher level of provision for finance receivable losses for the quarter driven by continued increases in delinquency and net charge offs in the non-real estate portfolios. Offsetting the higher loss provision were increased yield on finance receivables, increased insurance earnings and an after tax reduction in state income taxes of $16 million.

In reaction to the third quarter's higher level of delinquency and charge offs, management added $49 million to the allowance for finance receivable losses. This additional reserving increased allowance for finance receivable losses to 3.62% of receivables and to the high end of the company's historic
1.2 to 1.3 range of allowance to annual charge offs.

In order to mitigate downward pressure on earnings, management has continued its efforts to improve credit quality. The more significant actions that have been taken include: raising underwriting standards, slowing all but real estate growth while stressing collections, and continuing branch training. Management believes that appropriate corrective actions are essentially in place, and that the major impact of these programs will be realized during 1996.

American General Finance continues to fine tune the implementation of its strategy to serve lower-to-middle income consumers through a broad branch office network. Over the past few years, this strategy has yielded very positive results as evidenced by higher levels of earnings, return on assets and return on equity. Management s challenge is to work through the current level of credit losses and return to the profitability that its strategy can support.

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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percents)

For the Quarter Ended September 30,         1995        1994
----------------------------------        ------      ------

Revenues:
      Finance Charges                     $  384      $  276
      Insurance                           $   55      $   46
      Other                               $   30      $   35
      Total Revenues                      $  469      $  357

Net Income                                $   56      $   63
Yield                                     18.20%      17.59%
Charge-Off Ratio                           3.22%       2.25%


For the Nine Months Ended September 30,     1995        1994
--------------------------------------    ------      ------

Total Revenues                            $1,355      $1,006
Net Income                                $  182      $  173
Yield                                     18.03%      17.37%
Charge-Off Ratio                           2.99%       2.10%
Return on Assets                           2.59%       2.93%
Return on Equity                          17.22%      18.71%


At:                                      9/30/95    12/31/94
---                                      -------    --------

Total Assets                              $9,618      $8,919
Net Finance Receivables                   $8,431      $7,907
Delinquency Ratio                          3.75%       2.89%


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.6 billion and operates nearly 1,400 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 3.8 million lower-to-middle income customers. The company offers consumer and home equity loans; retail sales financing; credit cards; and credit and non-credit related insurance.
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